Exhibit 10.11

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of July 31, 2002, between Synthetic Blood International, Inc., a New Jersey corporation (hereinafter sometimes referred to as “SBI” or the “Corporation”) and Robert Nicora (“Employee”).

1. TERM OF EMPLOYMENT. SBI hereby employs Employee and Employee hereby accepts employment with SBI for the period beginning on August 1, 2002 and ending on July 31, 2003; thereafter, this Agreement and Employee’s employment hereunder shall be automatically renewed on a one-year basis unless canceled or renegotiated. As used herein, the phrase “Employment Term” refers to the entire period of employment of Employee by SBI hereunder, whether for the period provided above, or whether terminated earlier as hereinafter provided, or extended either by operation of this paragraph or by mutual agreement of SBI and Employee. In the event SBI wishes to cancel this agreement as of July 31, 2005, or at the end of any annual renewal period thereafter, it shall give 60 days’ prior written notice to Employee.

2. DUTIES OF EMPLOYEE.

2.1 General Duties. Employee shall serve as a member of the Board of Directors, President and Chief Executive Officer of SBI.

2.2 Specific Duties. Employee’s responsibilities shall be to act as the Chief Executive Officer of the Corporation with overall responsibility for all of the day to day activities of the Corporation. Subject to election by the SBI shareholders, Employee shall serve as a member of the Board of Directors of SBI. Employee shall have the duties and responsibilities customarily held or assigned to a Chief Executive Officer, including without limitation overall responsibility for corporate finance, public relations, developing and maintaining relationship with joint venture partners and contacts important to SBI’s business, and overseeing all marketing and product development functions.

2.3 Devotion of Time to SBI’s Business. Employee shall devote whatever time, ability and attention to the business of SBI during the term of this Agreement as is reasonably required to fulfill his responsibilities, provided however, he shall be required to devote his full-time.

2.4 Uniqueness of Employee’s Services. Employee hereby agrees the services to be performed by him under the terms of this Agreement are of special, unique, unusual, extraordinary, and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated by monetary damages in an action at law. Employee therefore expressly agrees that SBI, in addition to any other rights or remedies which SBI may possess, shall be entitled to injunctive and other equitable relief to prevent a breach of this Agreement by Employee.

2.5 Loyal and Conscientious Performance of Duties. Employee agrees, to the best of his ability and experience, he will at all times loyally and conscientiously perform all of the duties and obligations either expressly or implicitly required of him by the terms of this Agreement.

3. COMPENSATION OF EMPLOYEE.

3.1 Base Salary. As compensation for services hereunder, SBI shall pay Employee a base annual salary of $180,000.00, payable monthly during the term hereof, for the period August 1, 2002 to July 31, 2003. Employee shall receive a base salary of no less than $189,000.00, payable monthly, for the period August 1, 2003 to July 31, 2004; and no less than $198,450 for the period August 1, 2004 to July 31, 2005.

3.2 Additional Compensation.

(a) Bonuses

(1) Annual Bonus. Employee shall be eligible for a cash bonus payable at year’s end starting December 31, 2003, in an amount of maximum of 100% annual salary and based on per-cent achievement of employer’s annual goals and milestones. These milestones shall be set in January of each year.

(b) Compensation Review. The Board of Directors may from time to time review the compensation of Employee based upon all relevant facts and may increase (but not decrease) said compensation in the discretion of the Board. Additional compensation to be awarded to Employee may be in the form of cash, stock options or other consideration deemed appropriate by the Board.

3.3 Vacation Pay. Employee shall be entitled to vacation time and pay of four weeks per year for each year during the term of this agreement. Time or times for such vacation shall be proposed by Employee and approved in advance by SBI.

3.4 Paid Sick Leave. Employee shall be entitled to such sick leave time and pay in accordance with the then prevailing policies of Employer.

4. EMPLOYEE BENEFITS.

4.1 Use of Automobile. SBI shall pay all expenses of one automobile to be used in part by Employee in the course of his employment, up to the cost of Five Hundred Dollars ($500.00) per month during the term hereof, and shall procure and maintain an automobile liability insurance policy on the automobile, with coverage of Employee and SBI, in amounts determined by the Board of Directors.

4.2 Medical, Dental Insurance Coverage. SBI shall provide Employee with medical and dental insurance coverage on the same basis as provided for other senior management employees of SBI.

4.3 Life Insurance. SBI will acquire and pay for term life insurance coverage on the life of Employee, with death benefits in the amount of Five Hundred Thousand Dollars ($500,000.00) payable to beneficiary(s) designated by Employee. Coverage shall be continued

without lapse throughout the employment term. Said life insurance may be purchased in the form of key man life insurance, a portion of the proceeds of which would be payable, in the event of Employee’s death, to the Company, or to a beneficiary designated by the Company; provided, however, that a minimum of $500,000.00 in life insurance coverage shall be provided by the Company payable to a beneficiary(s) designated by Employee.

4.4 401(k) Plan. SBI shall continue to implement and Employee shall be entitled to participate, to the maximum extent allowed by law, in a retirement plan under Internal Revenue Code Section 401(k)

4.5 Stock Options and Plans. Employee shall participate in the 1999 Stock Plan and shall be eligible to participate in other SBI stock option and related plans as determined by the Board of Directors. As of July 15, 2002, Employee is the beneficial owner of 392,858 shares of SBI common stock, and has been granted options on an additional 900,000 shares of common stock, all such options being currently vested. For each year of this Agreement, Employee shall be granted options on an additional 150,000 shares of the Company’s common stock, on terms consistent with the 1999 Stock Plan, or amendments thereto. Employee shall be entitled to participate in additional grants of options on terms and conditions as are specified by the Board of Directors, consistent with the 1999 Stock Plan, or amendments thereto, or such additional stock option plans or grants as the Corporation may adopt from time to time. All rights, duties and obligations pertaining to options in SBI stock are governed by the 1999 Stock Plan and any amendments thereto; provided, however, Employee shall be entitled to immediately exercise all vested options previously or subsequently granted, upon his termination without cause, resignation for good reason, retirement, death or disability.

5. BUSINESS EXPENSES.

5.1 Entertainment Expenses. The services required by SBI require Employee to incur travel, entertainment, and other expenses on behalf of SBI. SBI will promptly reimburse Employee for all reasonable business expenses incurred by Employee in promoting the business of SBI, including expenditures for entertainment, gifts, and travel, provided that:

(a) Each such expenditure is of a nature qualifying it as an allowable deduction from gross income in the determination of taxable income on the federal and state income tax returns of SBI; and

(b) Employee furnishes to SBI adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities where the substantiation of each such expenditure as an income tax deduction is required; and

(c) No gift may exceed Five Hundred Dollars ($500.00) without the written approval of the Board of Directors of SBI.

5.2 Other Business Expenses. SBI will promptly reimburse Employee for all other business expenses reasonably incurred by Employee in connection with the business of SBI.

6.	TERMINATION OF EMPLOYMENT.

6.1 Resignation, Retirement, Death or Disability. Employee’s employment hereunder shall be terminated at any time by Employee’s resignation (other than by Resignation for Good Reason) or by Employee’s retirement at or after attainment of age 70 (“Retirement”), death or his inability to perform his duties under this Agreement, with or without reasonable accommodation, because of a physical or mental illness (“Disability”).

6.2 Termination for Cause. Employee’s employment hereunder may be terminated for Cause. “Cause” shall mean personal dishonesty, incompetence, willful misconduct, conflict of interest or breach of fiduciary duty involving intent for or obtainment of material personal or family profit, material (as opposed to technical) willful violation of any law, rule or regulation (other than traffic offenses or the like), or a material breach of any provision of this Agreement.

6.3 Expiration. Employee’s employment hereunder shall be terminated upon expiration of the Employment Term as provided in Section 1.

6.4 Resignation for Good Reason. Employee may regard Employee’s employment as being constructively terminated and may, therefore, resign within ninety (90) days of Employee’s discovery of any one of the following events which will constitute “Good Reason” for such resignation:

(a) Without Employee’s express written consent, the assignment to Employee of any duties materially inconsistent with Employee’s current position, duties, responsibilities and status with SBI, or any subsequent removal of Employee from or any failure to re-elect Employee to any such position;

(b) Without Employee’s express written consent, the termination and/or material reduction in Employee’s facilities (including office space and general location) and staff reporting and available to Employee;

(c) A material reduction or diminution by the Corporation of Employee’s compensation. For purposes of this provision, a “material” reduction or diminution shall be deemed to occur if Employee’s overall compensation package is reduced by 5% or more from its then-current level.

(d) A failure by Corporation to maintain any of the employee benefits to which Employee was entitled at a level substantially equal to or greater than the value of those employee benefits in effect prior to such reduction in benefits, through the continuation of the same or substantially similar plans, programs and policies; or the taking of any action by SBI or its affiliates which would materially affect Employee’s participation in or reduce Employee’s benefits under any such plans, programs or policies, or deprive Employee of any material fringe benefits enjoyed by Employee;

(e) SBI or any affiliate requiring Employee to relocate or to be based anywhere other than where Employee was based for the one year period prior to such relocation; except for required travel on SBI’s or affiliate’s business to an extent substantially consistent with Employee’s business travel obligations;

(f) Any purported termination of Employee’s employment by SBI or the Board which is not effected pursuant to the requirements of this Section 6 with respect to Death, Retirement, Disability or Termination for Cause; and

(g) Receipt of notice by Employee that the Agreement will not be renewed pursuant to Section 1.

(h) The occurrence of any of the following:

(1) A merger or consolidation where SBI is not the consolidated or surviving entity;

(2) A sale or transfer of all or substantially all of the assets of SBI;

(3) Voluntary or involuntary dissolution of SBI; or

(4) A change in control of SBI. For purposes of this provision, a change in control shall be defined to include:

(i) The acquisition by any person, entity or group of affiliated persons or entities of fifty percent (50%) or more of the issued and outstanding stock of the Company; or

(ii) Any transaction or occurrence which results in a majority of the then-current Directors no longer, after such transaction or occurrence, constituting a majority of the entire Board of Directors.

6.5 Damages for Breach of Agreement. In the event of the breach of this Agreement by either SBI or Employee resulting in damages to the other party may recover from the party breaching the Agreement any and all damages that may be sustained.

7. PAYMENTS TO EMPLOYEE UPON TERMINATION.

7.1 Death, Disability or Retirement. In the event of Employee’s Retirement, Death or Disability, all benefits generally available to SBI’s Employees as of the date of such an event shall be payable to Employee or Employee’s estate without reduction, in accordance with the terms of any plan, contract, understanding or arrangement forming the basis for such payment. Employee shall be entitled to such other payments as might arise from any other plan, contract, understanding or arrangement between Employee and SBI at the time of any such event.

7.2 Termination for Cause or Resignation without Good Reason. In the event Employee is terminated by SBI for Cause or Employee resigns for other than a Good Reason, neither SBI nor an affiliate shall have any further obligation to Employee under this Agreement or otherwise, except to the extent provided in any other plan, contract, understanding or arrangement, or Section 8, or as may be required by law. Any bonuses earned under Section 3(a) hereof shall immediately be paid in full.

7.3 Termination Without Cause or Resignation For Good Reason. Subject to other provisions in this Section 7 to the contrary, upon the occurrence of a termination without Cause, which shall include but not be limited to, a Resignation for Good Reason as defined in Section 6.4, SBI shall:

(a) Pay to Employee, or in the event of Employee’s subsequent death, to Employee’s surviving spouse, or if none, to Employee’s estate, as severance pay or liquidated damages, or both, during each calendar month for a period extending over the number of months during which this Agreement would have remained in effect, without renewal, but for such termination, or for two years, whichever period is longer, a sum equal to the monthly rate of Base Salary, payable under this Agreement pursuant to Section 3 immediately prior to such termination.

(b) To the extent permissible under applicable law, including Code antidiscrimination standards which must be met to retain favorable tax status of any employee benefit plan, contract or arrangement, continue to provide to Employee during the unexpired term of this Agreement, without renewal, those benefits to which the Employee is entitled to immediately prior to the termination. In the event it is not permissible or feasible for Corporation to provide Employee with the employee benefits which Employee was receiving immediately prior to the termination without cause, the Corporation shall in that case pay to Employee the economic value of replacement cost for substantially identical benefits for the unexpired term of this Agreement, without renewal, or a period of one year, whichever is longer.

(c) Notwithstanding any provision in the 1999 Stock Plan or amendments thereto, or in any other plan which may be adopted by the Corporation with respect to stock options, all options granted to or owned by Employee shall immediately become exercisable.

(d) Any bonuses earned under Section 3(a) hereof shall immediately be paid in full.

8. COVENANT NOT TO COMPETE.

8.1 Scope of Covenant. Employee agrees that he shall not, either directly or indirectly, carry on, participate, or engage in, either as employee, employer, principal, agent, consultant, owner, part-owner, co-venturer, officer, director, shareholder, partner, manager, operator, financier, employee, salesman, or in any other individual or representative or participating capacity, any business which develops or markets synthetic blood substitutes or liquid ventilation or glucose biosensor products for a period of two (2) years from the date of separation from SBI in the area of the Continental United States.

8.2 Interpretation. Should any portion or provision of this covenant not to compete be found by a court of competent jurisdiction to be overly broad, it is the express intent of the parties hereto that such provisions shall nevertheless be enforced to the maximum extent permitted by law and shall govern and apply to as much geographical area and/or time duration, not to exceed that which is set forth above, as possible. This agreement shall not be interpreted for or against either party on the ground that such party drafted the agreement, or any provision thereof.

8.3 Consideration. Employee hereby acknowledges that the consideration set forth herein shall fully support this Covenant.

8.4 Remedies. The remedy at law for breach of this covenant being inadequate, SBI shall be entitled, in addition to such other remedies as it may have, to temporary or injunctive relief for any breach or threatened breach hereof without proof of actual damages that have been or may have been caused to it by such breach.

8.5 Breach. This Covenant shall be deemed to be part of this Agreement, and a breach of this Covenant shall be deemed to be a breach of this Agreement and all of its attendant obligations, undertakings, and promises.

9. CONFIDENTIALITY PROVISION.

9.1 Proprietary Information Defined. The following terms shall have the meanings respectively set forth for them below:

(a) “Proprietary Information” shall mean any and all inventions, research, designs, products, processes, formulae, know-how, customer lists, customer requirements information, trade secrets and/or other non-public information or data comprising or related to the business of Corporation as the same is carried on from time to time;

(b) “Proprietary Rights” shall mean all trademarks, patents, copyrights, rights of creators and/or similar rights and privileges, whether domestic or foreign, statutory or at common law, filed or not filed, perfected or unperfected, or otherwise, relating to any Proprietary Information;

(c) “Proprietary Proceeds” shall mean all proceeds and products of any Proprietary Information and/or Proprietary Rights; and

(d) “Proprietary Assets” shall mean Proprietary Information and/or Proprietary Rights and/or Proprietary Proceeds, considered collectively or separately.

(e) “Proprietary Information” and “Proprietary Assets” shall not include any information or other item that is known to the public or known in the industry in which SBI is engaged, or which subsequently becomes publicly known by lawful means.

9.2 Acknowledgement of SBI’s Proprietary Information. Employee agrees and acknowledges that any and all Proprietary Information (together with all Proprietary Rights and/or Proprietary Proceeds relating thereto) wholly or partially created, developed or further developed, perfected and/or completed by Employee, acting alone or jointly with others at any time during Employee’s employment with SBI, shall immediately upon creation, completion and/or development become or have become, and shall at all times thereafter remain, the sole and exclusive property of SBI.

9.3 SBI’s Property. Employee specifically agrees and acknowledges that (a) any and all Proprietary Assets, however, whenever and from whomever acquired by SBI, are and shall at all times remain the sole and exclusive property of SBI, (b) Employee shall not use, possess, disclose, transfer and/or otherwise deal with any such Proprietary Assets at any time during his employment with SBI other than specifically within the scope of his employment and in furtherance of the business and affairs of SBI, and (c) Employee shall not use, possess, disclose, transfer and/or otherwise deal with any Proprietary Assets at any time after the termination of his employment with SBI under any circumstances whatsoever.

9.4 Employee’s Duties. Employee agrees that he shall, both throughout the term of his employment with SBI and at any and all times following the termination thereof, execute and deliver all such further instruments and documents, and do and perform all such further acts and things, as may be necessary or helpful and/or as may be reasonably requested by SBI in furtherance of the purposes and intent of this Agreement. By way of illustration and not by way of limitation of the foregoing, Employee specifically agrees that he shall:

(a) Immediately communicate and thoroughly describe to SBI in writing any and all such Proprietary Information as is described in Section 9.1 above;

(b) Promptly execute and deliver all such instruments or agreements of assignment and/or transfer as SBI may from time to time request to carry out the purposes and intent of Section 9.1 above;

(c) Assist SBI, at such times and in such manner as SBI may request, in connection with SBI’s efforts to secure, apply for, renew or otherwise perfect Proprietary Rights with respect to any and all Proprietary Information; and

(d) Upon termination of his employment with SBI, immediately deliver to SBI any and all written recorded or other physical evidence of any and all Proprietary Assets in his possession or under his control;

PROVIDED, that in consideration of the foregoing, SBI agrees that all reasonable costs and expenses incurred by Employee, including reasonable compensation for his time (except if Employee is otherwise being compensated as a consultant) in complying with the provisions of this Section 9 shall be for SBI’s account.

(e) This provision shall not apply to any invention which qualifies under the provisions of California Labor Code section 2870, a copy of which is attached hereto as Exhibit A and made a part hereof by this reference.

9.5 Disclosure of Information. Employee will not, during the employment term or after, disclose or use any Proprietary Information or permit disclosure to any person, firm, corporation, association or other entity if such disclosure would be detrimental to SBI.

9.6 Employee Representation. Employee represents and covenants that he is not presently and will not hereafter became a party to any contract or agreement which contravenes any of the terms, provisions, purposes or intent of this Agreement.

9.7 Survival. It is specifically understood and agreed by both such parties that this Agreement shall survive Employee’s employment with SBI and/or the making and/or termination of any contract or agreement with respect thereto.

9.8 Remedies. The parties hereto mutually acknowledge that the representations, warranties, covenants and other agreements of Employee contained in this Agreement are of special and unique importance to SBI and are not readily susceptible to dollar valuation. As such, in the event of the actual or potential breach of any of such representations, warranties, covenants or other agreements, the parties hereto specifically agree that SBI, in addition to any and all other rights and remedies available to it, shall be entitled to injunctive and/or other equitable relief in furtherance of the enforcement thereof.

10. GENERAL PROVISIONS.

10.1 Notices. Any notices to be given hereunder by each party to the other may be effected by personal delivery in writing or by mail registered or certified, postage prepaid with return receipt requested. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of two (2) days after mailing.

10.2 Violation of Other Agreements. SBI hereby warrants to Employee that the execution of this Agreement will not violate any outstanding agreements or covenants to which SBI is a party. Further, SBI hereby warrants that the execution of this Agreement and the performance of its terms hereunder do not violate any provisions of the By-Laws of SBI.

10.3 Applicable Law. This Agreement shall be construed under the laws of the State of California and may not be altered or modified except by an agreement in writing, signed by both parties.

10.4 Arbitration. Any dispute, controversy or claim arising out of or in respect to this Agreement (or its validity, interpretation or enforcement), the employment relationship, the termination of the employment relationship or the subject matter hereof shall at the request of either party be submitted to and settled by arbitration conducted before a single arbitrator in Orange County, California in accordance with the Employment Dispute Arbitration Rules of the American Arbitration Association. The issue of arbitrability shall be governed by the Federal Arbitration Act (9 U.S.C. §§ 1-16). The arbitrator in such action shall not be authorized to change or modify any provision of this Agreement. Judgement upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Arbitration shall be the exclusive remedy of Employee and SBI and the award of the arbitrator shall be final and binding upon the parties.

10.5 Entire Agreement. This Agreement supersedes any and all other or previous agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by SBI and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. This Agreement shall not supercede, affect or amend the 1995 Stock Plan (or amendments thereto), or any other stock option or similar plans adopted by SBI, or any other employee benefit plan in effect during the Employment Term; provided, however, that, should any provision of this Agreement contradict or be inconsistent with any provision of any stock option Plan, or any amendment thereto, or with the terms of any other employee benefit plan, the terms of this Agreement shall govern.

10.6 Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

10.7 Merger or Consolidation. SBI hereby agrees that it shall not merge or consolidate into or with or sell substantially all its assets to any firm, entity, company or person until such other firm, entity, company or person expressly agrees, in writing, to assume and discharge the duties and obligations of SBI under this Agreement. This Agreement shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

10.8 Amendments and Waivers. This Agreement shall not be varied, altered, waived, modified, changed or in any way amended in any of its parts except by an instrument in writing, executed by the parties hereto, or by their legal representatives. A waiver by either party of any of the terms of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future or of any subsequent breach thereof.

10.9 Directors and Officers Liability Insurance. The Corporation shall purchase and maintain in effect Directors and Officers Liability insurance, naming Employee as an insured, in an amount not less than $5,000,000, for the Employment Term. Said Directors and Officers Liability insurance shall provide for coverage for Employee, in the event Employee is terminated, dies, resigns or retires, for any post-termination claims made against Employee that arose during the period Employee served as a director, employee and/or officer of SBI.

Executed at Costa Mesa, California.

EMPLOYER:

SYNTHETIC BLOOD INTERNATIONAL, INC.

Dated:	By:

Chairman of the Board of Directors

EMPLOYEE:

Dated:
Robert Nicora